Exhibit 99.1

THE HOME DEPOT PROMOTES MARVIN ELLISON

TO EXECUTIVE VICE PRESIDENT, U.S. STORES

ATLANTA, Aug. 25, 2008 – The Home Depot®, the world’s largest home improvement retailer, today announced that Marvin Ellison has been promoted to executive vice president, U.S. Stores, effective immediately.  In this position, Ellison will be responsible for the operations of the nearly 2,000 stores the Company operates in the United States, Guam, Puerto Rico and U.S. Virgin Islands.  Ellison had been serving as president of the Company’s Northern Division since January 2006.

Ellison is replacing Paul Raines, who has served as executive vice president, U.S. Stores since April 2007.  Raines is resigning from The Home Depot for an opportunity with another company.

Since joining the Company in 2002 as vice president, Loss Prevention, Ellison has held several positions of increasing responsibility, including senior vice president, Logistics.  Previously, Ellison spent 15 years in operations at Target, where he held various management and executive level positions with that organization.

“Marvin is a terrific leader with more than twenty years of retail experience across a variety of functional areas,” said Frank Blake, chairman and CEO.  “He has achieved a tremendous amount of success in the Northern Division during the past two and a half years, and we look forward to him having an impact throughout our entire domestic store base.”

“I would like to thank Paul for his contributions to The Home Depot.  His commitment to the Company during the past eight years is genuinely appreciated, and we wish him well in the future,” said Blake.

The Home Depot® is the world’s largest home improvement specialty retailer, with 2,259 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces, Mexico and China. In fiscal 2007, The Home Depot had sales of $77.3 billion and earnings from continuing operations of $4.2 billion. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDG

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For more information, contact:

Financial Community

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Diane Dayhoff	Ron DeFeo
Sr. Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-3179
diane_dayhoff@homedepot.com	ron_defeo@homedepot.com